EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Kaival Brands Innovations Group, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. This Joint Filing Agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: December 12, 2024	KAIVAL HOLDINGS, LLC

By: /s/ Ankitaben Patel
Name: Ankitaben Patel
Title: Manager

KDMM TRUST DATED MAY 14, 2018

By: /s/ Ankitaben Patel
Name: Ankitaben Patel
Title: Manager

BIDI VAPOR, LLC

By: /s/ Ankitaben Patel
Name: Ankitaben Patel
Title: Manager